THE MONEY STORE INC.
                             TMS AUTO HOLDINGS, INC.


                        The Money Store Auto Trust 1997-4
                $17,500,000 Class A-1 5.90875% Asset Backed Notes
                 $44,500,000 Class A-2 6.35% Asset Backed Notes
                 $28,000,000 Class A-3 6.46% Asset Backed Notes

                                PRICING AGREEMENT

                                                          December 16, 1997

SALOMON BROTHERS INC
as Representative ("Representative")
 of the several Underwriters
Seven World Trade Center
New York, New York  10048

Ladies and Gentlemen:

          Reference is made to the Underwriting Agreement, dated December 16, 1997 (the "Underwriting Agreement"), relating to $17,500,000 aggregate principal amount of Class A-1 5.90875% Asset Backed Notes (the "Class A-1 Notes") $44,500,000 aggregate principal amount of Class A-2 6.35% Asset Backed Notes (the "Class A-2 Notes"), $28,000,000 aggregate principal amount of Class A-3 6.46% Asset Backed Notes (the "Class A-3 Notes" and, with the Class A-1 Notes and the Class A-2 Notes the "Notes"), all issued by The Money Store Auto Trust 1997-4 (the "Trust".)

          Pursuant to Section 2 of the Underwriting Agreement, The Money Store Inc. ("TMSI") and TMS Auto Holdings, Inc. (the "Seller") agree with the Representative on behalf of the Underwriters identified in Schedule I of the Underwriting Agreement as follows:

          1. The Class A-1 Interest Rate shall be 5.90875% per annum.

          2. The Class A-2 Interest Rate shall be 6.35% per annum.

          3. The Class A-3 Interest Rate shall be 6.46% per annum.

          4. The purchase price for the Class A-1 Notes shall be 99.75% of the initial principal amount of the Class A-1 Notes.

          5. The purchase price for the Class A-2 Notes shall be 99.75% of the initial principal amount of the Class A-2 Notes.

          6. The purchase price for the Class A-3 Notes shall be 99.75% of the initial principal amount of the Class A-3 Notes.

          7. The Notes shall be offered from time to time in negotiated transactions or otherwise, at prices determined at the time of sale.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Seller a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, TMSI and the Seller in accordance with its terms.

                                Very truly yours,

                                TMS AUTO HOLDINGS, INC.


                                By:/s/ Michael H. Benoff
                                      Name: Michael H. Benoff
                                     Title:


                                 THE MONEY STORE INC.


                                 By:/s/ Michael H. Benoff
                                      Name: Michael H. Benoff
                                     Title:


CONFIRMED AND ACCEPTED, as of the date first above written:

SALOMON BROTHERS INC
FIRST UNION CAPITAL MARKETS CORP.

By: SALOMON BROTHERS INC

By:_________________________
    Name:
    Title: